Mail Stop 3561

      							October 6, 2005

Via U.S. Mail and Fax
Mr. Gary L. Cook
Chief Financial Officer
Cognigen Networks, Inc.
6405 218th Street SW, Suite 305
Mountlake Terrace, WA 98043

	RE:	Cognigen Networks, Inc.
      Form 10-KSB for the fiscal year ended June 30, 2004
		Filed September 23, 2004

Dear Mr. Cook:


	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director